Exhibit 99 (h8)

AMENDMENT to
ADMINISTRATION AGREEMENT

THIS AMENDMENT to ADMINISTRATION AGREEMENT, effective as of July 1, 2009, by and among each of the entities listed on Appendix A hereto (each, a “Fund” and collectively, the “Funds”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “State Street”).

WHEREAS, the Funds and Investors Bank & Trust Company (“IBT”) entered into an Administration Agreement dated August 15, 2003, as amended, modified and supplemented from time to time (the “Administration Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Administrator under the Administration Agreement;

WHEREAS, the Funds and State Street have amended  the Administration Agreement previously as follows:  Amendment dated October 31, 2005; Amendment dated May 1,  2006; Amendment dated July 1, 2008; Amendment dated December 17, 2008; and Amendment dated January 2, 2009; and

WHEREAS, the Funds have requested that State Street amend the Administration Agreement again and State Street has agreed to do so as an accommodation to the Funds notwithstanding that as amended, the Administration Agreement is not identical to the form of administration agreements customarily entered into by State Street as administrator, in order that the services to be provided to the Funds by State Street, as successor by merger to IBT, may be made consistently and predictably to the Funds.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.           Amendments.

(a)           Section 7(a) of the Administration Agreement is hereby amended by deleting the lead-in paragraph of such Section 7(a) in its entirety and replacing it with the following language:

“(a)  The term of this Agreement shall continue through June 16, 2010 (the “Initial
Term”), unless earlier terminated as provided herein.  After the expiration of the
Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety (90)
days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.”

2.           Miscellaneous.

(a)	Except as amended hereby, the Administration Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)           The obligations of each Fund shall be several and not joint.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

EACH ENTITY LISTED ON APPENDIX A HERETO

By:	/s/ Dawn I. Lezon

Name:	Dawn I. Lezon

Title:	Vice President and Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gary L. French

Name:	Gary L. French

Title:	Senior Vice President

APPENDIX A

FUNDS

TIFF INVESTMENT PROGRAM, INC., on behalf of
TIFF U.S. EQUITY FUND
TIFF INTERNATIONAL EQUITY FUND
TIFF SHORT-TERM FUND
TIFF MULTI-ASSET FUND

TIFF PARTNERS I, LLC
TIFF PARTNERS II, LLC
TIFF PARTNERS III, LLC
TIFF PARTNERS IV, LLC
TIFF PARTNERS V-US, LLC
TIFF PARTNERS V-INTERNATIONAL, LLC
TIFF PRIVATE EQUITY PARTNERS 2005, LLC
TIFF PRIVATE EQUITY PARTNERS 2006, LLC
TIFF PRIVATE EQUITY PARTNERS 2007, LLC
TIFF PRIVATE EQUITY PARTNERS 2008, LLC
TIFF PRIVATE EQUITY PARTNERS 2009, LLC
TIFF SECONDARY PARTNERS I, LLC
TIFF SECONDARY PARTNERS II, LLC
TIFF REALTY AND RESOURCES I, LLC
TIFF REALTY AND RESOURCES II, LLC
TIFF REALTY AND RESOURCES III, LLC
TIFF REALTY AND RESOURCES 2008, LLC
TIFF REALTY AND RESOURCES 2009, LLC
TIFF REAL ESTATE PARTNERS I, LLC
TIFF REAL ESTATE PARTNERS II, LLC

TIFF ABSOLUTE RETURN POOL
TIFF ABSOLUTE RETURN POOL II